UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

_________________

FORM 8–K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  March 17, 2009

Footstar, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-11681 (Commission File Number)	22-3439443 (IRS Employer Identification No.)

933 MacArthur Boulevard Mahwah, New Jersey (Address of Principal Executive Offices)	07430 (Zip Code)

Registrant’s telephone number, including area code:  (201) 934-2000

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.          Other Events.

As previously announced, during early 2009, Footstar, Inc. (the “Company”) received $52,826,424 million from Kmart Corporation relating to the sale on December 31, 2008 of the Company’s remaining inventory pursuant to the terms of  the Amended and Restated Master Agreement dated as of August 24, 2005 by and among Kmart, Sears Holding Corporation (“Sears”) and the Company, as amended by that certain Master Agreement Amendment, dated as of April 3, 2008, by and among the Company, Kmart, certain affiliates of Kmart and Sears (collectively, the “Kmart Agreement”).  The Company also previously announced that it had an outstanding dispute with respect to the value of the inventory and that it was in the process of trying to resolve that dispute with Kmart.

On March 17, 2009, the parties resolved their dispute relating to the amount due from Kmart for the inventory, which resulted in the payment by Kmart to the Company of $2,500,000.  When added to the amount previously received from Kmart in early 2009, the Company has received a total of $55,326,424 from Kmart for the inventory.  In connection with the resolution of the dispute, the parties agreed to waive any rights and obligations set forth in Article X of the Kmart Agreement relating to ongoing books, records, and audit and reporting matters.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Footstar, Inc.

Date: March 20, 2009	By:	/s/ Maureen Richards
		Name:	Maureen Richards
		Title:	Senior Vice President, General Counsel and Corporate Secretary